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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
                          Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934


                        Commission File Numbers   0-1437
                                               ---------

                    The First Republic Corporation of America
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           (Exact name of each registrant as specified in its charter)

                                302 Fifth Avenue
                               New York, NY 10001
                                  212-279-6100
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Stock, par value $1 per share
                      ------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)          [X]      Rule 12h-3(b)(1)(i)           [X]
     Rule 12g-4(a)(1)(ii)         [ ]      Rule 12h-3(b)(2)(ii)          [ ]
     Rule 12g-4(a)(2)(i)          [ ]      Rule 12h-3(b)(2)(i)           [ ]
     Rule 12g-4(a)(2)(ii)         [ ]      Rule 12h-3(b)(2)(ii)          [ ]
                                           Rule 15d-6                    [ ]

     Approximate number of holders of record as of the certification or notice date: 256
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     Pursuant to the requirements of the Securities Exchange Act of 1934, The
First Republic Corporation of America has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: June 30, 2004                        THE FIRST REPUBLIC CORPORATION
                                             OF AMERICA


                                           By: /s/ Harry Bergman
                                               ---------------------------------
                                               Harry Bergman
                                               President and Treasurer